CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-77299, 333-89523, 333-42118, 333-42112, 333-42110, 333-54614, 333-66754, 333-99627, 333-109687, 333-119780, 333-124804, 333-131644, 333-135209 and 333-140027; Form S-3 No. 333-135208) of Informatica Corporation of our reports dated February 26, 2007 with respect to the consolidated financial statements and schedule of Informatica Corporation, Informatica Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Informatica Corporation, included in this Form 10-K/A of Informatica Corporation for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Francisco, California
January 28, 2008